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                                                                Exhibit 99.B.9.c

                         ACCOUNTING SERVICES AGREEMENT

         ACCOUNTING SERVICES AGREEMENT This Agreement, dated as of the ____ day of ___, 1994 made by and between McM Funds, a Delaware Business Trust (the "Trust") operating as an open end management investment company registered under the Investment Company Act of 1940, as amended, duly organized and existing under the laws of the State of Delaware and Fund/Plan Services, Inc. ("Fund/Plan"), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").
                                WITNESSETH THAT:
         WHEREAS, the Trust is authorized by its Trust Instrument to issue separate series of shares representing interests in separate investment portfolios (the "Series"), which Series are identified on Schedule "C" attached hereto and which Schedule "C" may be amended from time to time by mutual agreement of the Trust and Fund/Plan; and
         WHEREAS, the Trust desires to appoint Fund/Plan as Accounting Services Agent to maintain and keep current the books, accounts, records, journals or other records of original entry relating to the business of the Trust (the "Accounts and Records") and to perform certain other functions in connection with such Accounts and Records; and
         WHEREAS, Fund/Plan is willing to serve in such capacity and perform such functions upon the terms and conditions set forth below; and
         WHEREAS, the Trust will provide certain information concerning the Series to Fund/Plan as set forth below;
         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:
         Section 1. For purposes of this Agreement:
         Oral Instructions shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to Fund/Plan in person or by telephone, telegram, telecopy, or other mechanical or documentary means lacking a signature, by a person or persons reasonably identified to Fund/Plan to be a person or persons authorized by a resolution of the Board of Trustees of the Trust, to give such oral instructions on behalf of the Trust.
         Written Instructions shall mean an authorization, instruction, approval, item or set of data or information of any kind transmitted to Fund/Plan in original writing containing original signatures or a copy of such document transmitted by telecopy including transmission of such signature reasonably identified to Fund/Plan to be the signature of a person authorized by a resolution of the Board of Trustees of the Trust to give written instructions on behalf of the Trust.
         The Trust shall file with Fund/Plan a certified copy of each resolution of its Board of Trustees authorizing execution of Written Instructions or the transmittal of Oral Instructions as provided above.
         Section 2. To the extent Fund/Plan receives the necessary information from the Trust or its agents by Written or Oral Instructions, Fund/Plan shall maintain and keep current the following Accounts and Records relating to the business of the Trust in such form as may be mutually agreed upon between the Trust and Fund/Plan:

         (a)   Cash Receipts Journal
         (b)   Cash Disbursements Journal
         (c)   Dividends Paid and Payable Schedule


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         (d)   Purchase and Sales Journals - Portfolio Securities
         (e)   Subscription and Redemption Journals
         (f)   Security Ledgers - Transaction Report and Tax Lot Holdings Report
         (g)   Broker Ledger - Commission Report
         (h)   Daily Expense Accruals
         (i)   Daily Interest Accruals
         (j)   Daily Trial Balance
         (k)   Portfolio Interest Receivable and Income Journal
         (l)   Portfolio Dividend Receivable and Income Register
         (m) Listing of Portfolio Holdings - showing cost, market value and percentage of portfolio comprised of each security.
         (n)   Average Daily Net assets provided on monthly basis.

         The necessary information to perform the above functions and the calculation of the net asset value of each Series as provided below, is to be furnished by Written or Oral Instructions to Fund/Plan daily (in accordance with the time frame identified in Section 7) prior to the close of regular trading on the New York Stock Exchange.
         Section 3. Fund/Plan shall perform the ministerial calculations necessary to calculate each of the Series' net asset value each day that the New York Stock Exchange is open for business, in accordance with (i) each Series' current Prospectus and Statement of Additional Information and (ii) procedures with respect thereto approved by the Board of Trustees of the Trust and supplied in writing to Fund/Plan's Accounting Services Unit. Portfolio items for which market quotations are available by Fund/Plan's use of an automated financial information service (the "Service") shall be based on the closing prices of such Service except where the Trust has given or caused to be given specific Written or Oral Instructions to utilize a different value. All of the portfolio securities shall be given such values as the Trust provides by Written or Oral Instructions including all restricted securities and other securities requiring valuation not readily ascertainable solely by such Service. Fund/Plan shall not have any responsibility or liability for the accuracy of prices quoted by such Service; for the accuracy of the information supplied by the Trust; or for any loss, liability, damage, or cost arising out of any inaccuracy of such data. Fund/Plan shall have no responsibility or duty to include information or valuations to be provided by the Trust in any computation unless and until it is timely supplied to Fund/Plan in usable form. Fund/Plan shall record corporate action information as received from the Custodian, the Service, or the Trust. Fund/Plan shall not have any duty to gather or record corporate action information not supplied by these sources.
         Fund/Plan will not assume any liability for price changes caused by: the investment adviser(s), custodian, suppliers of security prices, corporate action and dividend information, or any party other than Fund/Plan itself.
         In the event an error is made by Fund/Plan which creates a price change, consideration must be given to the effect of the price change as described below:
         Notwithstanding the provisions of Section 11, the following provisions govern Fund/Plan's liability for errors in calculating the net asset value ("NAV") of the Series:
                  If the NAV should have been higher for a date or dates in the past, the error would have the effect of having given more shares to subscribers and less money to redeemers to which they were entitled. Conversely, if the NAV should have been lower, the error would have the effect of having given less shares to subscribers and overpaying redeemers.
                  If the error affects the prior business day's NAV only, and the prior day's work can be rerun before shareholder statements and checks are mailed, the Trust hereby accepts this manner of correcting the error.
                  If the error spans five (5) business days or less, Fund/Plan shall reprocess shareholder


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         purchases and redemptions where redeeming shareholders have been underpaid. Fund/Plan shall assume liability to the Trust for overpayments to shareholders who have redeemed.
                  If the error spans more than five (5) business days, Fund/Plan would bear the liability to the Trust for, 1) buying in for excess shares given to shareholders if the NAV should have been higher, or, 2) funding overpayments to shareholders who have redeemed if the NAV should have been lower. The cost of any reprocessing required for shareholders who have been credited with fewer shares than appropriate, or for redeeming shareholders who are due additional amounts of money will also be borne by Fund/Plan.
         Section 4. For all purposes under this Agreement, Fund/Plan is authorized to act upon receipt of the first of any Written or Oral Instruction it receives from the Trust or its agents on behalf of the Trust. In cases where the first instruction is an Oral Instruction that is not in the form of a document or written record, a confirmatory Written Instruction or Oral Instruction in the form of a document or written record shall be delivered, and in cases where Fund/Plan receives an Instruction, whether Written or Oral, to enter a portfolio transaction on the records, the Trust shall cause the broker/dealer to send a written confirmation to the Custodian. Fund/Plan shall be entitled to rely on the first Instruction received, and for any act or omission undertaken in compliance therewith shall be free of liability and fully indemnified and held harmless by the Trust, provided however, that in the event a Written or Oral Instruction received by Fund/Plan is countermanded by a timely later Written or Oral Instruction received by Fund/Plan prior to acting upon such countermanded Instruction, Fund/Plan shall act upon such later Written or Oral Instruction. The sole obligation of Fund/Plan with respect to any follow-up or confirmatory Written Instruction, Oral Instruction in documentary or written form, shall be to make reasonable efforts to detect any such discrepancy between the original Instruction and such confirmation and to report such discrepancy to the Trust. The Trust shall be responsible, at the Trust's expense, for taking any action, including any reprocessing, necessary to correct any discrepancy or error, and to the extent such action requires Fund/Plan to act, the Trust shall give Fund/Plan specific Written Instruction as to the action required.
         Section 5. The Trust shall cause its Custodian (the "Custodian") to forward to Fund/Plan a daily statement of cash and portfolio transactions and, at the end of each month, the Trust shall cause the Custodian to forward to Fund/Plan a monthly statement of portfolio positions, which Fund/Plan will reconcile with its Accounts and Records maintained on behalf of the Trust. Fund/Plan will report any discrepancies to the Custodian, and report any unreconciled items to the Trust.
         Section 6. Fund/Plan shall promptly supply daily and periodic reports to the Trust as requested by the Trust and agreed upon by Fund/Plan.
         Section 7. The Trust shall provide and shall require each of its agents (including the Custodian) to provide Fund/Plan as of the close of each business day, or on such other schedule as the Trust determines is necessary, with Written or Oral Instructions (to be delivered to Fund/Plan by 11:00 a.m., Eastern time, the next following business day) containing all data and information necessary for Fund/Plan to maintain the Trust's Accounts and Records, and Fund/Plan may conclusively assume that the information it receives by Written or Oral Instructions is complete and accurate. Fund/Plan, as Transfer Agent, accepts responsibility for providing reports of share purchases, redemptions, and total shares outstanding, on the next business day after each net asset valuation.
         Section 8. The Accounts and Records, in the agreed-upon format, maintained by Fund/Plan shall be the property of the Trust and shall be made available to the Trust promptly upon request and shall be maintained for the


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periods prescribed in Rules 31a-1 and 31a-2 under the Investment Company Act of
1940, as amended. Fund/Plan shall assist the Trust's independent auditors, or upon approval of the Trust, or upon demand, any regulatory body, in any requested review of the Trust's Accounts and Records but shall be reimbursed for all expenses and employee time invested in any such review outside of routine and normal periodic review and audits. Upon receipt from the Trust of the necessary information, Fund/Plan shall supply the necessary data for the Trust or an independent auditor's completion of any necessary tax returns, questionnaires, periodic reports to Shareholders and such other reports and information requests as the Trust and Fund/Plan shall agree upon from time to time.
         Section 9. In case of any request or demand for the inspection of the Share records of the Trust, Fund/Plan, as Accounting Services Agent, shall endeavor to notify the Trust and to secure instructions as to permitting or refusing such inspection. Fund/Plan may however, exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so after notice to the Trust.
         Section 10. Fund/Plan and the Trust may from time to time adopt such procedures as agreed upon in writing, and Fund/Plan may conclusively assume that any procedure approved by the Trust or directed by the Trust, does not conflict with or violate any requirements of the Trust's Registration Statements, Trust Instrument, ByLaws, or any rule or regulation of any regulatory body or governmental agency. The Trust shall be responsible for notifying Fund/Plan of any changes in regulations or rules which might necessitate changes in Fund/Plan's procedures, and for working out with Fund/Plan such changes.

         Section 11.
                  (a) Fund/Plan, its directors, officers, employees, shareholders, and agents shall only be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement that results from willful misfeasance, bad faith, negligence or reckless disregard on the part of Fund/Plan in the performance of its obligations and duties under this Agreement.
                  (b) Any person, even though also a director, trustee, officer, employee, shareholder or agent of Fund/Plan, who may be or become an officer, trustee, employee or agent of the Trust shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with Fund/Plan's duties hereunder), to be rendering such services to or acting solely for the Trust, and not as a director, officer, employee, shareholder or agent of, or one under the control or direction of Fund/Plan even though receiving a salary from Fund/Plan.
                  (c) Notwithstanding any other provision of this Agreement, the Trust shall indemnify and hold harmless Fund/Plan, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which Fund/Plan may sustain or incur or which may be asserted against Fund/Plan by any person by reason of, or as a result of:
                         (i) any action taken or omitted to be taken by
Fund/Plan except matters resulting from willful misfeasance, bad faith, negligence or reckless disregard on the part of Fund/Plan in the performance of its obligations and duties under this Agreement; or
                         (ii) in reliance upon any certificate, instrument,
order or stock certificate or other document reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the Oral Instructions or Written Instructions of an authorized person of the Trust or upon the written opinion of legal counsel for the Trust or Fund/Plan; or


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                         (iii) any action taken or omitted to be taken in good
faith by Fund/Plan in connection with its appointment, in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended, or repealed. Indemnification under this subparagraph shall not apply, however, to actions or omissions of Fund/Plan or its directors, officers, employees, shareholders, or agents in cases of its or their own negligence, misconduct, bad faith, or reckless disregard of its or their own duties hereunder.
                  (d) Fund/Plan shall give written notice to the Trust within ten (10) business days of receipt by Fund/Plan of a written assertion or claim of any threatened or pending legal proceeding which may be subject to this indemnification. The failure to so notify the Trust of such written assertion or claim shall not, however, operate in any manner whatsoever to relieve the Trust of any liability arising from this Section or otherwise, except to the extent failure to give notice prejudices the Trust.
                  (e) For any legal proceeding giving rise to this indemnification, the Trust shall be entitled to defend or prosecute any claim in the name of Fund/Plan at its own expense and through counsel of its own choosing if it gives written notice to Fund/Plan within ten (10) business days of receiving notice of such claim. Notwithstanding the foregoing, Fund/Plan may participate in the litigation at its own expense through counsel of its own choosing. If the Trust chooses to defend or prosecute such claim, then the Parties shall cooperate in the defense or prosecution thereof and shall furnish such records and other information as are reasonably necessary.
         Section 12. All financial data provided to, processed by, and reported by Fund/Plan under this Agreement shall be stated in United States dollars. Fund/Plan shall have no obligation to convert to, equate, or deal in foreign currencies or values, and expressly assumes no liability for any currency conversion or non-U.S. dollar denominated computations relating to the affairs of the Trust.
         Section 13. The Trust agrees to pay Fund/Plan compensation for its services, and to reimburse it for expenses, at the rates and amounts as set forth in Schedule "B" attached hereto, and as shall be set forth in any amendments to such Schedule "B" agreed upon in writing by the Trust and Fund/Plan. The Trust agrees and understands that Fund/Plan's compensation be comprised of two components and payable on a monthly basis as follows:
                         (i) A fixed fee for each Series, together with a
combined asset based fee which the Trust hereby authorizes Fund/Plan to collect by debiting the Trust's custody account for invoices which are rendered for the services performed for the applicable function. The invoices for the services performed will be sent to the Trust after such debiting with the indication that payment has been made; and
                         (ii) reimbursement of any reasonable out-of-pocket
expenses paid by Fund/Plan on behalf of the Trust, which out-of-pocket expenses will be billed to the Trust within the first ten calendar days of the month following the month in which such out-of-pocket expenses were incurred. The Trust agrees to reimburse Fund/Plan for such expenses within ten calendar days of receipt of such bill.
         For the purpose of determining fees payable to Fund/Plan, the value of the Series' net assets shall be computed at the times and in the manner specified in Series' Prospectuses and Statement of Additional Information then in effect.
         During the term of this Agreement, should the Trust seek services or functions in addition to those outlined above or in Schedule "A" attached, a written amendment to this Agreement specifying the additional services and corresponding compensation shall be executed by both Fund/Plan and the Trust.
         Section 14. Nothing contained in this Agreement is intended to or shall require Fund/Plan, in any capacity


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hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next succeeding business day on which the New York Stock Exchange is open. Notwithstanding the foregoing, Fund/Plan shall compute the net asset value of each Series on each day required pursuant to (i) Rule 22c-1 promulgated under the Investment Company Act of 1940, as amended, and (ii) such Series' then-current Prospectus and Statement of Additional Information.
         Section 15.
                  (a) Except to the extent there is material negligent non-performance by Fund/Plan of its duties under this Agreement, the term of this Agreement shall be for a period of two (2) years, commencing on the effective date of the Trust's registration statement ("Effective Date") with the U.S. Securities and Exchange Commission.
                  (b) The fee schedule set forth in Schedule "B" attached shall be fixed for (2) years commencing on the Effective Date of this Agreement. Thereafter, the fee schedule will be subject to annual review and adjustment.
                  (c) After the initial term of this Agreement, the Trust or Fund/Plan may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, which date shall not be less than ninety (90) days after the date of giving notice. Upon the effective termination date, the Trust shall pay to Fund/Plan such compensation as may be due as of the date of termination and shall likewise reimburse Fund/Plan for any out-of-pocket expenses and disbursements reasonably incurred by Fund/Plan to such date.
                  (d) If a successor to any of Fund/Plan's duties or responsibilities under this Agreement is designated by the Trust by written notice to Fund/Plan in connection with the termination of this Agreement, Fund/Plan shall promptly upon such termination and at the expense of the Trust, transfer all Required Records and shall cooperate in the transfer of such duties and responsibilities.
         Section 16. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid to the respective parties as follows:

         If to McM Funds:                                       If to Fund/Plan:
         ----------------                                       ----------------
         McM Funds                                      Fund/Plan Services, Inc.
         One Bush Street, Suite 800                            2 West Elm Street
         San Francisco, CA 94104                          Conshohocken, PA 19428
         Attention: Deane A. Nelson,                Attention: Kenneth J. Kempf,
         Vice President                                                President

         Copies to:
         Heller, Ehrman, White & McAuliffe
         333 Bush Street
         San Francisco, CA  94104-2878
         Attention:  Julie Allecta, Esquire

         Section 17. This Agreement may be amended from time to time by supplemental agreement executed by the Trust and Fund/Plan and the compensation stated in Schedule "B" attached hereto may be adjusted accordingly as mutually agreed upon.
         Section 18. The Trust represents and warrants to Fund/Plan that the execution and delivery of this


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Agreement by the undersigned officers of the Trust has been duly and validly authorized by resolution of the Board of Trustees of the Trust.
         Section 19. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.
         Section 20. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Fund/Plan or by Fund/Plan without the written consent of the Trust, authorized or approved by a resolution of its respective Boards of Directors or Trustees.
         Section 21. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania and the venue of any action arising under this Agreement shall be Montgomery County, Commonwealth of Pennsylvania if the suit is instituted by the Trust. If a suit is instituted by Fund/Plan, the venue of such action arising under this Agreement shall be San Francisco, California.
         Section 22. No provision of this Agreement may be amended or modified, in any manner except by a written agreement properly authorized and executed by Fund/Plan and the Trust.
         Section 23. If any part, term or provision of this Agreement is held by any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid, provided that the basic agreement is not thereby substantially impaired.
         IN WITNESS WHEREOF, the parties hereto have caused this Agreement consisting of eleven type written pages, together with Schedules "A", "B" and "C", to be signed by their duly authorized officers as of the day and year first above written.


McM Funds                                               Fund/Plan Services, Inc.



___________________________________          ___________________________________
By: Deane A. Nelson, Vice President              By: Kenneth J. Kempf, President


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                                                                    SCHEDULE "A"

                            FUND ACCOUNTING SERVICES

                            Daily Accounting Services

 1)      Calculate Net Asset Value (and Offering Price) Per Share:
         o Update the daily market value of securities held by the Trust using Fund/Plan Services' standard agent for pricing domestic equity and bond securities. The standard equity pricing service is Quotron Systems, Inc. Muller Data Corporation, Telerate Systems or Interactive Data are used primarily for bond, money market and/or equity prices.
         o If necessary, enter manual prices supplied by the Trust and/or brokers.
         o Prepare NAV proof sheet. Review components of change in NAV for reasonableness.
         o Review variance reporting on-line and in hard copy for price changes in individual securities using variance levels established by McMorgan. Verify US dollar security prices exceeding variance levels by notifying McMorgan and pric`ing sources of noted variances.
         o Review for ex-dividend items indicated by pricing sources; trace to general ledger for agreement.
         o Communicate required pricing information (NAV/POP) to the Trust, Transfer Agent and, electronically, to NASDAQ.

 2)      Complete Money Market (Daily Dividend) Fund Requirements:
         o Calculate net investment income available for distribution daily.
         o     Calculate daily dividend rate, and 1, 7, 30-day yields.
         o     Supply Transfer Agent with distribution rates.
         o Provide money market original and amortized cost schedules in accordance with valuing the Fund based on amortized cost, inclusive of all debt issues income accruals.
         o     Verify system calculated dollar weighted average maturity.
         o Communicate required information electronically to NASDAQ, if applicable.

3)      Determine and Report Cash Availability to Fund by approximately
         9:30 AM Eastern Time:
         o Receive daily cash and transaction statements from the Custodian by 8:30 AM Eastern time.
         o Receive daily shareholder activity reports from the Fund's Transfer Agent by 8:30 AM Eastern time.
         o Fax hard copy Cash Availability calculations with all details to McMorgan.
         o     Supply McMorgan with 5-day cash projection report.
         o Prepare and complete daily bank cash reconciliations including documentation of any reconciling items and notify the custodian/McMorgan.
         o Note that for Money Market Funds, the Fund's transfer agent will support McMorgan in receipt of timely cash information.

 4)      Reconcile and Record All Daily Expense Accruals:
         o Accrue expenses based on McMorgan-supplied budget either as percentage of Fund's net assets or specific dollar amounts.
         o If applicable, monitor expense limitations established by the Trust.
         o     If applicable, accrue daily amortization of Organizational
               Expense.
         o     If applicable, complete daily accrual of 12b-1 expenses.

5)      Verify and Record All Daily Income Accruals for Debt Issues:
         o Review and verify all system generated Interest and Amortization reports.
         o Establish unique security codes for bond issues to permit segregated Trial Balance income reporting.

6) Monitor Domestic Securities Held for Cash Dividends, corporate actions and capital changes such as splits, mergers, spinoffs, etc. and process appropriately.
         o Monitor electronically received information from Muller Data Corporation for all domestic securities.
         o     Review current daily security trades for dividend activity.
         o Interface with Custodian to monitor timely collection and postings of corporate actions and dividends.

 7) Enter All Security Trades on Investment Accounting System (IAS) based on written instructions from McMorgan.
         o     Review system verification of trade and interest calculations.
         o     Verify settlement through the Custodian statements.
         o     Maintain security ledger transaction reporting.
         o     Maintain tax lot holdings.
         o     Determine realized gains or losses on security trades.
         o     Provide complete broker commission reporting.

8)      Enter All Fund Share Transactions on IAS:
         o     Process activity identified on the Transfer Agent reports.
         o     Verify settlement through the Custodian statements.
         o Reconcile to the Fund/Plan Services' Transfer Agent report balances.

9) Prepare and Reconcile/Prove Accuracy of the Daily Trial Balance (listing all asset, liability, equity, income and expense accounts)
         o     Post manual entries to the general ledger.
         o     Post custodian bank activity.
         o     Post shareholder and security transactions.
         o Post and verify system generated activity, i.e., income and expense accruals.
         o     Prepare general ledger net cash proof used in NAV calculation.

10)      Review and Reconcile With Custodian Statements:
         o Verify all posted interest, dividends, expenses, and shareholder and security payments/receipts, etc. (Discrepancies will be reported to and resolved by the Custodian.)
         o     Post all cash settlement activity to the Trial Balance.
         o     Reconcile to ending cash balance accounts.
         o     Clear IAS subsidiary reports with settled amounts.
         o Track status of past due items and failed trades handled by the Custodian.

11) Submission of Daily Accounting Reports to McMorgan: (Additional reports readily available.)
         o     Non-Money Market Series
               -     Trial Balance
               - Portfolio Valuation (listing inclusive of holdings, costs, market values, unrealized appreciation/depreciation and percentage of portfolio comprised of each security).
               -     NAV Calculation Report
               -     Cash Availability
               -     5-day Cash Projection Report
         o     Money Market Series
               -     Trial Balance
               -     NAV Calculation Report with Daily Distribution Rate
               -     Daily, 7-day and 30-day yield calculations
               -     Cash Availability
               -     Dollar Weighted Average Maturity

                           Weekly Accounting Services

If applicable, submit Money Market Fund Mark-to-Market Report and Interest and Amortization schedule to McMorgan (based on client or vendor supplied money market yields or prices).

                           Monthly Accounting Services

 1) Full Financial Statement Preparation (automated Statements of Assets and Liabilities, of Operations and of Changes in Net Assets) and submission to McMorgan by 10th business day.

 2)      Submission of Monthly Automated IAS Reports to Fund/McMorgan:
         o     Security Purchase/Sales Journal
         o     Interest and Maturity Report
         o     Brokers Ledger (Commission Report)
         o     Security Ledger Transaction Report with Realized Gains/Losses
         o     Security Ledger Tax Lot Holdings Report
         o     Additional reports available upon request

3)       Reconcile Accounting Asset Listing to Custodian Asset Listing:
         o Report any security balance discrepancies to the custodian/McMorgan.

4) Provide Monthly Analysis and Reconciliation of Additional Trial Balance Accounts, such as:
         o     Security cost and realized gains/losses
         o     Interest/dividend receivable and income
         o     Payable/receivable for securities purchased and sold
         o     Payable/receivable for fund shares; issued and redeemed
         o     Expense payments and accruals analysis

 5)      If Appropriate, Prepare and Submit to McMorgan:
         o SEC yield reporting (non-money market funds with domestic and ADR securities only).
         o     Income by state reporting
         o     Standard Industry Code Valuation Report
         o     Alternative Minimum Tax Income segregation schedule

                  Annual (and Semi-Annual) Accounting Services

1) Assist and supply auditors with schedules supporting securities and shareholder transactions, income expense accruals, etc. during the year in accordance with standard audit assistance requirements.

2)       Provide NSAR Reporting (Accounting Questions):

         If applicable, answer the following items:
         2, 12B, 20, 21, 22, 23, 28, 30A, 31, 32, 35, 36, 37, 43, 53, 55, 62,
         63, 64B, 71, 72, 73, 74, 75, 76

         NOTE: Complete NSAR Reporting is done by Fund/Plan Services'
               Administration when they are retained for Fund Administration services.

            ACCOUNTING SERVICES UNIT BASIC ASSUMPTIONS FOR McM FUNDS

         The Fund/Plan Accounting Services Unit (ASU) is pleased to offer the McMorgan Funds (the "Funds") the comprehensive level of service necessary for proper portfolio accounting and valuation.

         The Accounting Fees as proposed, are based on certain assumptions determined from meetings and conversations between Rich May of Fund/Plan Services and Deane Nelson of McMorgan & Co. To the extent these assumptions and requirements should change, fee revisions may be necessary.

Basic Assumptions:

 1) Fund/Plan's Administration Group will complete all necessary compliance reports (Sub-Chapter "M"), as well as monitoring of the various prospectus limitations and restrictions.

 2) McMorgan plans to establish six mutual funds with the following first-year asset levels:
                                  Money     Intermediate
                                  Market        Bond        Bond       Stock
                                 -------    ------------   ------      ------
         From Current Accounts   $300 MM      $250 MM      $50 MM      $25 MM
         From Other Markets      $100 MM      $ 25 MM      $           $
                                 --------     --------     ------      ------
                                 $400 MM      $275 MM      $50 MM      $25 MM

                                              Special
                                 Balanced     Equity
                                 --------     --------
         From Current Accounts   $ 75 MM      $ 10 MM
         From Other Markets      $    MM      $    MM
                                 --------     --------
                                 $ 75 MM      $ 10 MM

         On the Intermediate Bond Fund funding would be expected to come from "in kind" transfer of CMO's (2 to 4-year paper). To the extent this occurs, mutually agreeable procedures must be documented in advance. About $98 million would come from 20 accounts and $115 million from 44 other accounts. These would largely be Health & Welfare monies. Our fees assume these asset levels will be attained by McMorgan during the first year of operations.

3) Portfolios will have 80 issues or less and trading activity is expected to be moderate with an annual turnover rate not to exceed 100%.

4) Each Fund has a tax year-end which coincides with its fiscal year-end. No additional accounting requirements are necessary to identify or maintain book-tax differences.

         To the extent tax accounting for certain securities differs from the book accounting, it will be done by Fund/Plan as Administrator or the Funds' Independent Accountant. We would recommend book/tax differences be minimized.

4) The Accounting Services Unit will supply segregated Trial Balance account details to assist the administrator in proper identification by category of all appropriate realized gains/losses.

5) The Funds foresee no difficulty in using Fund/Plan's standard current pricing agents for domestic equity, Bond and ADR securities. We currently use Quotron Systems, Inc. for domestic equities and listed ADR's, and Muller Data Corporation, Telerate Systems or Interactive Data Corporation ("IDC") for bonds, money markets and limited equity support. To the extent Muller Data or IDC are unable to supply certain security prices, they will be provided by the Fund's Adviser or a McMorgan recommended pricing source.

         It is assumed that the Accounting Unit will work closely with McMorgan to ensure the accuracy of the Fund's NAV, Money Market Fund distribution rates and to obtain the most satisfactory pricing sources and specific methodologies prior to the actual start-up date.

6) To the extent the Funds require daily security prices (limited in number) from specific brokers, these manual prices will be obtained by the Funds' Investment Advisor (or brokers) and faxed to ASU by approximately 4:00 PM Eastern time for inclusion in the NAV calculations. McMorgan will supply ASU with the appropriate pricing contacts for these manual quotes.

         Based on our current clients' experience, we believe the Funds' Investment Advisor will have better success in obtaining accurate and timely broker quotes on a more consistent basis than Fund/Plan Services.

7) To the extent the Funds should ever purchase/hold open-end registered investment companies (RIC's), procedural discussions should take place between ASU and Fund management clarifying the appropriate pricing and dividend rate sources. Depending on the methodologies selected by the Funds, additional fees may apply.

8) ASU will supply daily Portfolio Valuation Reports to the Funds' Investment Advisor or manager identifying current security positions, original/amortized cost, security market values and changes in unrealized appreciation/depreciation.

         The Accounting Services Unit will submit weekly mark-to-market reports and interest and amortization reports to the Administrator/McMorgan (based on McMorgan or vendor-supplied money market yields or prices) for the Money Market Fund. It is assumed that the stability of the Fund's $1.00 NAV will be reviewed by the Advisor or Fund/Plan's Administration Group.

         It will be the responsibility of the Funds' Investment Advisor to review these reports and to promptly notify ASU of any possible problems, trade discrepancies, incorrect security prices or corporate action/capital change information that could result in a misstated Fund NAV or distribution rate adjustment.

 9) The Funds do not expect to invest in Futures, Swaps, or Foreign (non-US dollar denominated) Securities. To the extent these investment strategies should change, additional fees will apply after the appropriate procedural discussions have taken place between ASU and Fund management. Advance notice is required should the Fund commence trading in these investments.

10) It is assumed for all debt and hedge issues that the Advisor will supply the Accounting Unit with critical income information such as accrual methods, interest payment frequency details, coupon payment dates, floating rate reset dates, and complete security descriptions with issue types and CUSIP numbers. If applicable, for proper income accrual accounting, ASU will look to the Fund's Advisor to supply Y.T.M., PSA and related cash flow models for any mortgage/asset-backed securities held in the Funds.

11) It is assumed that the Fund/Plan Custody Administrator will provide the Accounting Unit with daily custodian statements (or on-line access to the custody system) reflecting all prior day cash activity on behalf of each portfolio by 8:30 AM Eastern time. Complete and clear descriptions of any postings, inclusive of CUSIP numbers, interest/dividend payment dates, capital stock details, expense authorizations, beginning/ending balances, etc. will be provided by the custodian's reports or system.

12) It will be the responsibility of the Funds' custodian to supply capital change information, and interest rate changes to Accounting in a timely manner. The advisor will supplement and support as appropriate.

13) It is assumed that the custodian will handle and report on all settlement problems, failed trades and resolve unsettled dividends/interest/paydowns and capital changes. Additionally, the custodian will process all applicable capital change paperwork based upon advice from McMorgan. ASU will supply segregated Trial Balance reporting and supplemental reports to assist in this process.

14) With respect to Mortgage/Asset-Backed securities such as GNMA's, FHLMC's, FNMA's, CMO's, ARM's, etc., the Custodian (or a McMorgan-supplied source) will provide ASU with current principal repayment factors on a timely basis in accordance with the appropriate securities' schedule. Income accrual adjustments (to the extent necessary) based upon initial estimates will be completed by ASU when actual principal/income payments are collected by the Custodian. Factor services may also be available from Muller Data Corporation at an additional cost, if applicable.

15) To the extent applicable, Accounting will maintain US dollar-denominated qualified covered call options and index options reporting on the daily Trial Balance and value the respective options and underlying positions daily. To the extent tax classifications are required, they will be done by Fund/Plan's Administration Group or the Independent Accountant.

         The Funds do not currently expect to invest in domestic options or designated hedges. Advance notice is requested should the Fund commence trading in the above investments to clarify operational procedures between ASU and the advisor.

16) To the extent the Funds establish a Line of Credit in segregated accounts with the custodian for temporary administrative purposes, and/or leveraging/hedging the portfolio, the investment advisor will complete the appropriate paperwork/monitoring for segregation of assets and adequacy of collateral. Accounting will reflect appropriate Trial Balance account entries and interest expense accrual charges on the daily Trial Balance adjusting as necessary at month-end.

17) The Funds do not expect to participate in Security Lending, Leveraging, Precious Metals, Short Sales of Foreign Currency (non-US dollar denominated) Futures and Options within their portfolio securities. To the extent they do so in the future, additional fees will apply.

18) Fund management or Fund/Plan's Administration Group will supply ASU with portfolio specific expense accrual procedures and monitor the expense accrual balances for adequacy based on outstanding liabilities monthly. The Fund/Plan's Administration Group will promptly communicate to the Accounting Unit any adjustments needed.

19) Specific deadlines and complete Fund-supplied information will be identified for all security trades in order to minimize any settlement problems, NAV miscalculations or income accrual/daily distribution rate adjustments.

         Trade Authorization Forms, with the appropriate officer's signature, should be supplied to the ASU on all security trades placed by the Funds no later than settlement date by 12:30 PM Eastern time for money market issues (it is assumed trade date equals settlement date for money market issues), and by 11:00 AM Eastern time on trade date plus one for non-money market securities. Receipt of trade information within these identified deadlines may be via telex, fax, or on-line system access. To the extent applicable, the investment advisor will communicate all trade information directly to the Funds' Custody Administrator who will then supply ASU with the trade details in accordance with the above stated deadlines.

         Money market trades will be communicated directly to the Fund/Plan Custody Administrator by the investment advisor. The Advisor and/or Custody Administrator will then supply ASU with the trade details in accordance with the above stated deadlines.

         CUSIP numbers and/or ticker symbols for all trades will be supplied by the Investment Advisor via the Trade Authorization, telex or on-line support. If appropriate, Accounting will supply the investment advisor with recommended trade ticket documents to minimize receipt of incomplete information. We would find it difficult to be responsible for NAV changes or distribution rate adjustments that resulted from incomplete information about a trade.

20) To the extent McMorgan utilizes Purchases In-Kind as a method for shareholder subscriptions, ASU will provide McMorgan with recommended procedures to properly handle and process security in-kinds. Should McMorgan prefer procedures other than those provided by Fund/Plan Services, additional fees will apply. Discussions must take place in advance between Fund/Plan Services and McMorgan to clarify the appropriate In-Kind operational procedures to be followed.

21) It is assumed that the Funds' Investment Advisor or Fund/Plan's Administration Group will complete the applicable performance and rate of return calculations as required by the SEC for the Fund.

22) With respect to amortization and accretion requirements for the debt issues in the Funds, the ASU Investment Accounting System (IAS) offers a very comprehensive and fully automated level of support. We are capable of reflecting market discounts and acquisition premiums either utilizing the straight-line or yield-to-maturity (scientific) method. It is extremely important that the Funds' requirements and proper amortization procedures be clarified prior to start up.

         It is assumed that the Funds will not hold any issues with Original Issue Discounts (OID). It is our position that OID is a tax requirement and, as such, not necessarily reflected on the books of the Funds. ASU's current clients have not required any OID support. To the extent the Funds should, in the future, own securities with OID, it is expected that the Fund's auditors will complete the necessary OID adjustments for financial statements and/or tax reporting.

23) The Funds are not currently expected to issue separate classes of shares. To the extent they do so, additional fees will be negotiated.

                              STANDARD REPORTS LIST

                            Accounting Services Unit

The following reports are readily available on the Accounting Services' Investment Accounting System (IAS) Report Request Screen and can be produced at any time by the user.

Many reports are automatically produced each day by IAS. Other reports may be submitted by the user for cumulative periods using flexible date parameters to assist in fund-related research. The IAS Report writer feature also enhances the capabilities of producing select reports.

                     Name of Report
                    ----------------
                     Cash Receipts
                     Cash Disbursements
                     Cash Projection Report
                     Open Fails Report
                     Purchase Journal
                     Sales Journal
                     Principal Payment Journal
                     Maturity Journal
                     Broker Ledger
                     Interest & Amortization Report Dividend
                     Journal Capital Share Subscription Journal
                     Capital Share Redemption Journal Capital
                     Share Dividend Reinvestment Journal SEC
                     Yield Report Portfolio Valuation Report
                     Money Market Mark-to-Market Report Valuation
                     Comparison Report Open Sales Receivable
                     Report Open Subscription Receivable Report
                     Open Dividend Receivable Report Open
                     Purchase Payable Report Open Redemption
                     Payable Report Open Interest/Principal
                     Receivable Report General Ledger Daily
                     Activity Log Transaction Journal NAV
                     Calculation Report G/L Report - Before
                     Pricing G/L Report - After Pricing Principal
                     Transactions Report Option Expiration Report
                     Security Ledger - Transaction Report and Tax Lot Holdings Financial Statements
                     Average Net Asset Report

                                                                    SCHEDULE "B"

                                  FEE SCHEDULE
                                       FOR
                                    McM Funds

            (The Fee Schedule is fixed for a period of two (2) years
                     from the Effective Date of the Trust.)

FUND ACCOUNTING & PORTFOLIO VALUATION FEES: (US Dollar-Denominated Securities
Only). All Accounting Services fees are quoted with the assumption that Transfer Agent and Custody Administration Services are provided by Fund/Plan Services,Inc.

I.       Annual Fee Schedule Per Series of the Trust: (1/12th payable monthly)

         $24,000 On the First $10 Million of Average Net Assets Per Portfolio, then
          .0002 Of Combined Assets to $500 Million, and
          .0001 Over $500 Million

         Fees are based upon the asset levels provided by McMorgan and identified in the Basic Assumptions.

II. Pricing Service Quotation Fee: (Based on individual CUSIP or security identification numbers.)

         A)       Muller Data Corporation * (if applicable)
                           * Based on current vendor costs, subject to change.
                  CMOs/ARMs/ABS                        $1.00 per Quote per Issue
                  Government/Mortgage-Backed/
                    Corporate Short & Long Term Quotes $ .50 per Quote per Issue
                  Tax-Exempt Short & Long Term Quotes  $ .55 per Quote per Issue
                  Mortgage-Backed Factors              $1.00 per Issue per Month

                         Minimum Weekly File Transmission is Assumed

                  There are currently no charges for the domestic dividend and capital change information transmitted daily to Fund/Plan Services from Muller Data Corporation.

         B)       Telerate Systems, Inc. * (if applicable)
                           * Based on current vendor costs, subject to change.
                  Specific costs will be identified based upon options selected by McMorgan and will be billed monthly.

         C)       Quotron Systems, Inc.*
                  * Based on current vendor costs, subject to change. There are currently no charges for the domestic security prices supplied by Quotron Systems, Inc.

         D)       Interactive Data Corp. * (if applicable)
                           * Based on current vendor costs, subject to change.
                  Domestic Equities and Options        $ .15 per Quote per Issue
                  Corporate/Government/Agency Bonds    $ .50 per Quote per Issue
                  including
                     Mortgage-Backed Securities
                     (evaluated, seasoned,
                     and/or closing)
                  U.S. Municipal Bonds and             $ .80 per Quote per Issue
                     Collateralized
                     Mortgage Obligations
                  Domestic Dividends and
                  Capitalization Changes               $3.50 per Month per
                                                                Holding

                  Interactive Data also charges monthly transmission costs and disk storage charges.

                  Specific costs will be identified based upon options selected by McMorgan and will be billed monthly.

         E)       Futures and/or Forward               $2.00 per issue per day
                  Currency Contracts

III.     SEC Yield Calculation:  (if applicable)

         Provide up to 12 reports per year to reflect the yield calculations for non-money market funds required by the SEC. $1,000 per year per Series (U.S. dollar denominated securities only).

II.               OUT-OF-POCKET EXPENSES

The Trust will reimburse Fund/Plan Services monthly for all reasonable out-of-pocket expenses, including postage, telecommunications (telephone and fax), special reports, record retention, special transportation costs as incurred, and unusual expenses incurred while establishing viable agreements between the Trust and Fund/Plan Services. The cost of copying and sending materials to auditors for off-site audits will be an additional expense.

III.              ADDITIONAL SERVICES

To the extent the Trust commences using investment techniques such as security lending, short sales, futures, leveraging, shareholder in-kinds, precious metals and/or foreign trading, additional fees will apply. Activities of a non-recurring nature such as fund consolidations, mergers, or reorganizations will be subject to negotiation. To the extent the Trust should decide to issue multiple/separate classes of shares, additional fees will apply. Any enhanced services or reports will be quoted upon request.



            The Schedules will be amended as necessary to reflect the
               addition of other services or for additional Funds.

                                                                    SCHEDULE "C"

                            Identification of Series


Below are listed the "Series" to which services under this Agreement are to be performed as of the execution date of this Agreement:

                                   "McM Funds"
                                  -------------
                           1.    Equity Investment Fund
                           2.    Special Equity Fund
                           3.    Balanced Fund
                           4.    Intermediate Fixed Income Fund
                           5.    Fixed Income Fund
                           6.    Principal Preservation Fund


This Schedule "C" may be amended from time to time by agreement of the Parties.